Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated April 9, 2008 (this “Agreement”), and is between Propell Corporation, a Delaware corporation (“Propell”),  Mountain Capital, LLC, a New York limited liability company (“Mountain Capital”), Auleron 2005, LLC, a New York limited liability company (“Auleron”), Arrow Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Propell (“Merger Sub” ) and Auleron 2005 Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Propell (“Merger Sub Two”).

WHEREAS, the respective boards of directors of Propell, Mountain Capital, Auleron, Merger Sub and Merger Sub Two have approved and deem it in the best interest of their respective shareholders and members to consummate the business combination transaction provided for herein in which Merger Sub will merge with and into Mountain Capital with Mountain Capital being the surviving entity as a wholly owned subsidiary of Propell, and Merger Sub Two will merge with and into Auleron with Auleron being the surviving entity as a wholly owned subsidiary of Propell, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, such mergers shall take place pursuant to plans of merger in the forms set forth in the Certificates of Merger and Articles of Merger attached hereto as Appendix A and Appendix B (the “Mergers”);

WHEREAS, following the Mergers, Mountain Capital and Auleron will be wholly owned subsidiaries of Propell;

WHEREAS, the board of directors and the shareholders of Propell; Merger Sub and Merger Sub Two have approved the Mergers and the execution of their respective Certificates of Merger;

WHEREAS, the board of directors and the members of Mountain Capital and Auleron have approved the Mergers and the execution of their respective Certificates and Articles of Merger;

 WHEREAS, the laws of the States of Delaware and New York permit the Mergers and the parties hereto wish to merge under and pursuant to the provisions of such laws; and

WHEREAS, for Federal income tax purposes it is intended that the Mergers qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGERS

1.1 The Mergers. At the Effective Time, as defined in Section 1.2, the Mergers shall be effected as follows: (i) Merger Sub shall be merged with and into Mountain Capital, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the New York Limited Liability Company Law (“LLCL”), whereupon the separate corporate existence of Merger Sub shall cease and Mountain Capital shall continue as the surviving company in that merger as a wholly owned subsidiary of Propell; (ii) Auleron shall be merged with and into Merger Sub Two, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the LLCL, whereupon the corporate existence of Merger Sub Two shall cease and Auleron  shall continue as the surviving company in that merger as a wholly owned subsidiary of Propell.

1.2 Effective Time. On the Closing Date, as defined in this Agreement, the parties shall file Certificates and Articles of Merger with the Secretary of State of the State of Delaware and  the Secretary of State of the State of New York and make all other filings or recordings required by the DGCL and the LLCL in connection with the Mergers. The Mergers shall become effective at the time as the Certificates and Articles of Merger are duly filed and accepted with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, or at such later time as the parties agree and specify in the Certificates and Articles of Merger (the time the Mergers become effective being the “Effective Time”).

1.3 Effects of the Mergers.  At the Effective Time, the Mergers shall have the effects set forth in this Agreement, the DGCL and the LLCL. Without limiting the foregoing, and subject thereto, at the Effective Time: (i) all of the property, rights, powers, privileges and franchises of Merger Sub shall be vested in Mountain Capital, and all of the debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of Mountain Capital; and (ii) all of the property, rights, powers, privileges and franchises of Merger Sub Two shall  be vested in Auleron, and all of the debts, liabilities and duties of Merger Sub Two shall become the debts, liabilities and duties of Auleron.

1.4 Certificate of Incorporation and By-Laws.  (i) The certificate of incorporation and the by-laws of Propell as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of Propell until thereafter amended as provided therein or by applicable law; (ii) the operating agreement of Mountain Capital as in effect immediately prior to the Effective Time shall remain the operating agreement of Mountain Capital until thereafter amended as provided therein or applicable law; (iii) the operating agreement of Auleron as in effect immediately prior to the Effective Time shall remain the operating agreement of Auleron until thereafter amended as provided therein or applicable law.

1.5 Officers and Directors. (i) The officers and directors of Propell immediately prior to the Effective Time shall remain the officers and directors of Propell, and shall hold office in accordance with the certificate of incorporation and by-laws of Propell until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be; (ii) the officers and directors of Mountain Capital immediately prior to the Effective Time shall remain the officers and directors of Mountain Capital, and shall hold office in accordance with the operating agreement of Mountain Capital until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be; (iv) the officers and directors of Auleron immediately prior to the Effective Time shall remain the officers and directors of Auleron, and shall hold office in accordance with the operating agreement of Auleron until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.6 Conversion of Shares and Membership Interests. At the Effective Time, by virtue of the Mergers and without any action on the part of the shareholders of Propell or the members of Mountain Capital or Auleron: (i) the Membership Interest (as defined in Mountain Capital’s operating agreement) of each member of Mountain Capital will be converted into and become a number of shares of common stock, par value $.001, of Propell equal to 1,115,426 multiplied by that member’s Membership Interest as set forth in Exhibit A; (iv) each issued and outstanding share of common stock, $.001 par value, of Merger Sub held by Propell shall be converted into a proportionate membership interest in Mountain Capital. For example, a 10% stockholder would become a member with a 10% membership interest; (v) the Membership Interest (as defined in Mountain Capital’s operating agreement) of each member of Auleron will be converted into and become a number of shares of common stock, par value $.001, of Propell equal to 1,115,426 multiplied by that member’s Membership Interest as set forth on Exhibit A; and (vi) each issued and outstanding share of common stock, $.001 par value, of Merger Sub Two shall be converted into a proportionate membership interest in Auleron. For example, a 10% stockholder would become a member with a 10% membership interest.

1.7 No Further Ownership rights in Shares and Membership Interests.  (i) from and after the Effective Time, the holders of membership interests in Mountain Capital immediately prior to the Effective Time shall cease to have any rights with respect to such Mountain Capital membership interests, and as such will automatically be cancelled at the Effective Time; (iii) from and after the Effective Time, the holders of membership interests in Auleron immediately prior to the Effective Time shall cease to have any rights with respect to such Auleron membership interests, and as such will automatically be cancelled at the Effective Time.

1.8 Board, Shareholder and Member Approval. (i) Propell’s Board of Directors shall approve this Agreement and the Mergers, recommend that Propell’s shareholders approve this Agreement and the Mergers, and submit this Agreement and the Mergers to Propell’s  Shareholders for approval; (ii) Merger Sub’s Board of Directors shall approve this Agreement and the merger of Merger Sub with and into Mountain Capital, and submit this Agreement and that merger to Merger Sub’s sole shareholder for approval; (iv) Mountain Capital’s Board of Directors shall approve this Agreement and the merger of Mountain Capital with Merger Sub, recommend that Mountain Capital’s members approve this Agreement and the merger of Mountain Capital with and Merger Sub, and submit this Agreement and that merger to Mountain Capital’s members for approval; (v) Auleron’s Board of Directors shall approve this Agreement and the merger of Auleron with and into Merger Sub Two, recommend that Auleron’s members approve this Agreement and the merger of Auleron with and into Merger Sub Two, and submit this Agreement and that merger to Auleron’s members for approval.

1.9 Subsequent Actions. If, at any time after the Effective Time, Propell shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Propell its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of  Mountain Capital or Auleron as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, then the officers of Propell shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either Mountain Capital or Auleron, all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in Propell or otherwise to carry out the transactions contemplated by this Agreement.

1.10 Capital Structure  of Propell.. It is acknowledged and agreed by all the parties to this Agreement that the capital structure of Propell immediately following the Mergers will be as set forth on Exhibit A.

1.11  Stock Options. At the Effective Time, unless previously issued, Propell shall issue options to purchase shares of its common stock in the amounts and on the terms set forth on Exhibit B.

ARTICLE II
MOUNTAIN CAPITAL REPRESENTATIONS

Mountain Capital represents to Propell as of the date of this Agreement and as of the Closing Date as follows:

2.1 Organization and Good Standing. Mountain Capital  is an entity duly organized, validly existing, and in good standing under the laws of the State of New York, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. Mountain Capital is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of Mountain Capital.

2.2 Authority. Mountain Capital has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of the agreement by Mountain Capital and performance by it of its obligations hereunder has been duly authorized by the board of directors and members of Mountain Capital and no other proceedings on the part of Mountain Capital are necessary with respect thereto.

2.3 Enforceability. This Agreement constitutes the valid and binding obligation of Mountain Capital, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

2.4 Consents. Except as described in Schedule 2.4, Mountain Capital is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

2.5 No Violations. Except as would be prevented by receipt of the Consents referenced in section 2.4, execution and delivery by Mountain Capital of this Agreement and performance of its obligations hereunder do not (1) violate any provision of its organizational documents as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of it properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (3) to Mountain Capital’s Knowledge, contravene, conflict with, or violate any Law or Order to which it is subject.

2.6 Litigation. No Proceeding is pending or, to Mountain Capital’s knowledge, threatened against Mountain Capital that questions its rights with respect to the validity of this Agreement or the consummation of the transactions contemplated hereby. Mountain Capital is not subject to any Order that relates to this Agreement or that would interfere or delay the consummation of the transactions contemplated hereby.

2.7 Books and Records. The books of account, minute books, membership record books, and other records of Mountain Capital, all of which have been made available to Propell, have been properly prepared and kept, are accurate and complete in all material respects.

2.8 Contracts. (a) Schedule 2.8 lists each material Contract to which Mountain Capital is a party, including its contracts with Shutterfly, Inc., Amerisourcebergen Corporation and the Douglas Stewart Company.

(b) Mountain Capital has delivered to Propell an exact copy of each Contract, including all amendments and supplements.

(c) Each material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by 2) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or 3) general principles of equity, whether considered in a proceeding in equity or at law.

(d) Mountain Capital is not in default under any material Contract, and to Mountain Capital’s Knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute a default by Mountain Capital under any material Contract.

(e) Mountain Capital is not party to any oral material Contract.

2.9 Capitalization. (a) The authorized capital stock of Mountain Capital consists of membership interests aggregating 100%.

(b) On the date of this Agreement there are four membership interests of Mountain Capital, one of 60%, one of 16% and two of 12%.

(c) All of the membership interests of Mountain Capital have been duly authorized and are validly issued, fully paid and nonassessable.

(d) There are no options, warrants, or other Contracts to which Mountain Capital is a party requiring, and there are no securities of Mountain Capital outstanding that upon conversion or exchange would require, the issuance, sale, or transfer of any additional membership interests or other equity securities of Mountain Capital or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests or other securities of Mountain Capital. There exist no member agreements, voting trusts, proxies, or other Contracts with respect to the sale, transfer, registration or voting of shares of Mountain Capital memberships other than its Operating Agreement dated January 2, 2007.

2.10 Assets. Mountain Capital has good and marketable title to all of its assets. Except as described in Schedule 2.10 annexed hereto, none of such assets, or the use thereof:  (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever, (ii) encroaches or infringes on the property or rights of another, or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law.  Except as described in Schedule 2.10, there are no agreements or arrangements between Mountain Capital and any third person which have any effect upon Mountain Capital’s title to or other rights respecting its assets.  Further, and not in limitation of any of the foregoing provisions of this Section 2.10, except as described in Schedule 2.10:

a.  Mountain Capital has the sole and exclusive right to conduct its business as heretofore conducted and has the full right and power to transfer its assets;

b.  Mountain Capital has the exclusive right to bring actions for the infringement of, and Mountain Capital has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in, all of its assets;

c.  Mountain Capital has no present or future obligation or requirement to compensate any person with respect to any of its assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of its assets;

d.  the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Mountain Capital to any person does not and will not violate any license or agreement of Mountain Capital with any person or infringe any right of any other person;

e.  none of the present or former employees of Mountain Capital own directly or indirectly, or has any other right or interest in, in whole or in part, any of Mountain Capital’s assets; and

f.  Mountain Capital’s assets constitute all the rights necessary for Mountain Capital to conduct its business as now conducted.

2.11  Condition of Property.  All of Mountain Capital’s assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for normal wear and tear and such minor defects as do not interfere with the continued use thereof, except as set forth on Schedule 2.11 annexed hereto.

2.12  Patents, Trademarks, Etc.  Except as described in Schedule 2.12, there are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of Mountain Capital; and the inventions, patents, licenses, trademarks, tradenames and copyrights, existing or pending, listed in Schedule 2.12 hereto are all such items necessary for the present conduct of Mountain Capital’s business, none of which is being contested or infringed upon; and the present conduct of the business of Mountain Capital does not infringe upon or violate the patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has either Mountain Capital received any notice of any infringement thereof.

2.13  Compliance With Law.  To Mountain Capital’s Knowledge, Mountain Capital is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to Mountain Capital, or its assets.

2.14  Customers.  Annexed hereto as Schedule 2.14 is a list of the customers with whom Mountain Capital has currently effective agreements.  Except as noted on Schedule 2.14, Mountain Capital has no knowledge or information that any of such customers has ceased, or intends to cease, to utilize the products or services of Mountain Capital or has substantially reduced, or will or may substantially reduce, the use of such services after the Closing Date.

2.15  Financial Statements.

a.  Attached hereto as Schedule 2.15 is a balance sheet of Mountain Capital as at December 31, 2007 and a profit and loss statement of Mountain Capital for January through December 2007 (the "Financial Statements"), as certified by the Chairman of the Board and Chief Financial Officer of Mountain Capital. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), except for (i) the omission of notes to unaudited Financial Statements, (ii) the fact that interim financial statements are subject to normal and customary year-end adjustments which will not, individually or in the aggregate, be material and (iii) any exceptions that may be indicated in the notes to such Financial Statements. The Financial Statements and notes thereto present fairly in all material respects the financial position of Mountain Capital as of the dates indicated and present fairly in all material respects the results of the operations of Mountain Capital for the periods then ended, and are in accordance with the books and records of Mountain Capital.  .

b.  All accounts receivable shown on the balance sheet included in the Financial Statements constitute bona fide accounts receivable and as of the date hereof, such accounts receivable were and are subject to no known conditions to payment and no known offsets, counterclaims, defenses of any kind, returns (including, without limitation, and distributor's rights to return products from inventory), allowances or credits, other than any allowance for doubtful accounts shown thereon, and to no material known warranty claims.  The books and records maintained by Mountain Capital and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of Mountain Capital.

c.  Except to the extent reflected or reserved against in the balance sheet as at December 31, 2007, included in the Financial Statements, Mountain Capital has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including without limitation any liability for taxes for any period prior to such date.

2.16  Assumptions or Guarantees of Indebtedness of Other Persons.  Except as set forth in Schedule 2.16 annexed hereto, Mountain Capital has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

2.17  Labor Relations; Employees.  Mountain Capital currently employs a total of approximately 10 employees and generally enjoys a good employer-employee relationship.  Except as described in Schedule 2.17 annexed hereto, (a) Mountain Capital is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by it to the date hereof or amounts required to be reimbursed to such employees; (b) upon termination of the employment of any such employees, Mountain Capital will not be liable to any of such terminated employees for so-called "severance pay" or any other payments; (c) Mountain Capital is in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (d) there is no unfair labor practice complaint against Mountain Capital or any subsidiary thereof pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (e) Mountain Capital is not a party to any collective bargaining agreement.  Except as described in Schedule 2.17, Mountain Capital does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of Mountain Capital.

2.18.  Compliance with ERISA.  Mountain Capital does not (a) maintain, and has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or (b) contribute to, or have ever contributed to, any such employee benefit plan maintained by any other person.

2.19.  Transactions with Affiliates.  Except as described in Schedule 2.19 annexed hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between Mountain Capital, on the one hand, and any past or present stockholder, officer, employee, consultant or director of Mountain Capital (or any member of the immediate family of such stockholder, officer, employee, consultant or director), on the other hand that are currently in effect.

2.20  Litigation.  Except as described in Schedule 2.20 annexed hereto, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Mountain Capital) pending or, to the knowledge of Mountain Capital, threatened against or affecting the business or properties of Mountain Capital whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; Mountain Capital is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign.  Except as described in Schedule 2.20 , no inquiries have been made directly to Mountain Capital by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Mountain Capital to undertake a course of action which would involve any expense.

2.21.  Salaries.  Mountain Capital has heretofore delivered to Propell a true and complete list, as of the date of this Agreement, of all of the persons who are employed by Mountain Capital together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year.  Except as described in Schedule 2.21 annexed hereto no such employee is employed by Mountain Capital under a written contract of employment.

2.22.  Other Agreements of Employees and Officers.  No officer or key employee of Mountain Capital is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, including, without limitation, any restrictions in connection with any previous employment of any such person, which adversely affects, or in the future may adversely affect, the right of any such person to participate with Propell in the development, marketing or licensing of Mountain Capital’s assets or services.

2.23  Confidentiality Agreements.  Annexed hereto as Schedule 2.23 is a true and complete list of all confidentiality agreements between Mountain Capital and any third parties relating to Mountain Capital’s assets or services.

2.24  Validity of Assignment.  Mountain Capital's rights and obligations under all agreements to be assigned hereby to Propell are assignable as contemplated by this Agreement and will be duly and validly assigned to Propell on the Closing Date; such assignment will not give rise to the ability of any other party to such agreements to terminate such agreements or to otherwise modify the rights and obligations thereunder; and such assignments will not result in any liability being imposed on Propell other than to perform its assumed obligations under such agreements after the Closing.

2.25  Taxes.  Mountain Capital has filed, or caused to be filed, with the appropriate  U.S. federal, state, local and foreign governmental agencies all required tax and information returns and has paid, caused to be paid or accrued all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable.  Except as described on Schedule 2.25, Mountain Capital has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; Mountain Capital is not a party, directly or indirectly, to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Mountain Capital, directly or indirectly; nor has Mountain Capital executed a waiver of any statute of limitations with respect thereto.  Mountain Capital has paid, or caused to be paid, or adequately reserved for, all applicable corporate income or franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes.  Mountain Capital has duly filed, or caused to be filed, all reports or returns relating to or covering any such taxes or other charges which are due or required to be filed at the date hereof and no extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

2.26  Insurance.  All property, real, personal and mixed, owned or leased by Mountain Capital is insured for the benefit of Mountain Capital in amounts deemed adequate by Mountain Capital’s management against all risks customarily insured against by persons operating businesses similar to those of Mountain Capital in the localities where such properties are located.  Schedule 2.26 annexed hereto contains a complete list of all policies of insurance held by Mountain Capital, showing for each policy (i) the owner, (ii) the coverage, (iii) the amount of premium properly allocable thereto, (iv) the name of the insurer, (v) the termination date of the policy and (vi) all claims made thereunder.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Mountain Capital has not failed to give any notice or present any claim thereunder in a due and timely fashion.

2.27 Brokers. No Person has acted as broker, finder, or investment advisor for Mountain Capital in connection with this Agreement or has entered into any Contract with Mountain Capital to act as such.

2.28 Financial Condition. Since December 31, 2007, there have been no material adverse changes in the business or in the financial condition of Mountain Capital, other than changes in the ordinary course of business which in the aggregate would not have a material adverse effect on the business or prospects of Mountain Capital.

ARTICLE III
AULERON REPRESENTATIONS

Auleron represents to Propell as of the date of this Agreement and as of the Closing Date as follows:

3.1 Organization and Good Standing. Auleron  is an entity duly organized, validly existing, and in good standing under the laws of the State of New York, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. Auleron is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perferom its obligations under this Agreement or (ii) the assets, financial position, or results of operations of Auleron..

3.2 Authority. Auleron has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of the agreement by Auleron and performance by it of its obligations hereunder has been duly authorized by the board of directors and members of Auleron and no other proceedings on the part of Auleron are necessary with respect thereto.

3.3 Enforceability. This Agreement constitutes the valid and binding obligation of Auleron, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

3.4 Consents. Except as described in Schedule 3.4, Auleron is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

3.5 No Violations. Except as would be prevented by receipt of the Consents referenced in Schedule 3.4, execution and delivery by Auleron of this Agreement and performance of its obligations hereunder do not (1) violate any provision of its organizational documents as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of it properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (3) to Aulreon’s Knowledge, contravene, conflict with, or violate any Law or Order to which it is subject.

3.6 Litigation. No Proceeding is pending or, to Auleron’s knowledge, threatened against Auleron that questions its rights with respect to the validity of this Agreement or the consummation of the transactions contemplated hereby. Auleron is not subject to any Order that relates to this Agreement or that would interfere or delay the consummation of the transactions contemplated hereby.

3.7 Books and Records. The books of account, minute books, membership record books, and other records of Auleron, all of which have been made available to Propell, are accurate and complete in all material respects..

3.8 Contracts. (a) Schedule 3.8 lists each material Contract to which Auleron is a party, including its contracts with Lake Placid lease.

(b) Auleron has delivered to Propell an exact copy of each material Contract, including all amendments and supplements.

(c) Each material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by 6) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or 7) general principles of equity, whether considered in a proceeding in equity or at law.

(d) Except as described in Schedule 3.8, Auleron is not in default under any material Contract, and to Auelron’s Knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute a default by Auleron under any material Contract.

(e) Auleron is not party to any oral material Contract.

3.9 Capitalization. (a) The authorized capital stock of Auleron consists of  membership interests aggregating 100%.

(b) On the date of this Agreement there are three membership interests of Auleron, one of 52%, one of 30.3% and one of 17.7%.

(c) All of the membership interests of Auleron have been duly authorized and are validly issued, fully paid and nonassessable.

(d) There are no options, warrants, or other Contracts to which Auleron is a party requiring, and there are no securities of Auleron outstanding that upon conversion or exchange would require, the issuance, sale, or transfer of any additional membership interests or other securities of Auleron or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests or other securities of Auleron. There exist no member agreements, voting trusts, proxies, or other Contracts with respect to the sale, transfer, registration or voting of shares of Auleron’s memberships other than its Operating Agreement dated March 17, 2005.

3.10 Assets. Auleron has good and marketable title to all of its assets. Except as described in Schedule 3.10 annexed hereto, none of such assets, or the use thereof:  (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever, (ii) encroaches or infringes on the property or rights of another, or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law.  Except as described in Schedule 3.10, there are no agreements or arrangements between

Auleron and any third person which have any effect upon Auleron’s title to or other rights respecting its assets.  Further, and not in limitation of any of the foregoing provisions of this Section 4.10, except as described in Schedule 3.10:

a.  Auleron has the sole and exclusive right to conduct its business as heretofore conducted and has the full right and power to transfer its assets;

b.  Auleron has the exclusive right to bring actions for the infringement of, and Auleron has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in, all of its assets;

c.  Auleron has no present or future obligation or requirement to compensate any person with respect to any of its assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of its assets;

d.  the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Auleron to any person does not and will not violate any license or agreement of Auleron with any person or infringe any right of any other person;

e.  none of the present or former employees of Auleron own directly or indirectly, or has any other right or interest in, in whole or in part, any of Auleron’s assets; and

f.  Auleron’s assets constitute all the rights necessary for Auleron to conduct its business as now conducted.

3.11  Condition of Property.  All of Auleron’s assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for normal wear and tear and such minor defects as do not interfere with the continued use thereof, except as set forth on Schedule 3.11 annexed hereto.

3.12  Patents, Trademarks, Etc.  Except as described in Schedule 3.12, there are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of Auleron; and the inventions, patents, licenses, trademarks, tradenames and copyrights, existing or pending, listed in Schedule 3.12 hereto are all such items necessary for the present conduct of Auleron’s business, none of which is being contested or infringed upon; and the present conduct of the business of Auleron does not infringe upon or violate the patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has either Auleron received any notice of any infringement thereof.

3.13  Compliance With Law.  To Auleron’s Knowledge, Auleron is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to Auleron, or its assets.

3.14  Customers.  Annexed hereto as Schedule 3.14 is a list of the customers with whom Auleron has currently effective agreements.  Except as noted on Schedule 3.14, Auleron has no knowledge or information that any of such customers has ceased, or intends to cease, to utilize the products or services of Auleron or has substantially reduced, or will or may substantially reduce, the use of such services after the Closing Date.

3.15  Financial Statements.

a.  Attached hereto as Schedule 3.15 is a balance sheet of Auleron as at December 31, 2007 a profit and loss statement of Auleron for the period January 1, 2007 through December 31, 2007  (the "Financial Statements"), as certified by the Chairman of the Board and Chief Financial Officer of Auleron The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), except for (i) the omission of notes to unaudited Financial Statements, (ii) the fact that interim financial statements are subject to normal and customary year-end adjustments which will not, individually or in the aggregate, be material and (iii) any exceptions that may be indicated in the notes to such Financial Statements. The Financial Statements and notes thereto present fairly in all material respects the financial position of Auleron as of the dates indicated and present fairly in all material respects the results of the operations of Auleron for the periods then ended, and are in accordance with the books and records of Auleron.

b.  All accounts receivable shown on the balance sheet included in the Financial Statements constitute bona fide accounts receivable and as of the date hereof, such accounts receivable were and are subject to no known conditions to payment and no known offsets, counterclaims, defenses of any kind, returns (including, without limitation, and distributor's rights to return products from inventory), allowances or credits, other than any allowance for doubtful accounts shown thereon, and to no material known warranty claims.  The books and records maintained by Auleron and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of Auleron.

c.  Except to the extent reflected or reserved against in the balance sheet as at December 31, 2007, included in the Financial Statements, Auleron has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including without limitation any liability for taxes for any period prior to such date.

3.16  Assumptions or Guarantees of Indebtedness of Other Persons.  Except as set forth in Schedule 3.16 annexed hereto, Auleron has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

3.17  Labor Relations; Employees.  Auleron currently employs no employees and generally enjoys a good employer-employee relationship.  Except as described in Schedule 3.17 annexed hereto, (a) Auleron is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by it to the date hereof or amounts required to be reimbursed to such employees; (b) upon termination of the employment of any such employees, Auleron will now be liable to any of such terminated employees for so-called "severance pay" or any other payments; (c) Auleron is in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (d) there is no unfair labor practice complaint against Auleron or any subsidiary thereof pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (e) Auleron is not a party to any collective bargaining agreement.  Except as described in Schedule 3.17, Auleron does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of Auleron.

3.18.  Compliance with ERISA.  Auleron does not (a) maintain, and has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or (b) contribute to, or have ever contributed to, any such employee benefit plan maintained by any other person.

3.19.  Transactions with Affiliates.  Except as described in Schedule 3.19 annexed hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between Auleron, on the one hand, and any past or present stockholder, officer, employee, consultant or director of Auleron (or any member of the immediate family of such stockholder, officer, employee, consultant or director), on the other hand that are currently in effect.

3.20  Litigation.  Except as described in Schedule 3.20 annexed hereto, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Auleron) pending or, to the knowledge of Auleron, threatened against or affecting the business or properties of Auleron whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; Auleron is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign.  Except as described in Schedule 3.20 , no inquiries have been made directly to Auleron by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Auleron to undertake a course of action which would involve any expense.

3.21.  Salaries.  Auleron has heretofore delivered to Propell a true and complete list, as of the date of this Agreement, of all of the persons who are employed by Auleron together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year.  Except as described in Schedule 3.21 annexed hereto no such employee is employed by Auleron under a written contract of employment.

3.22.  Other Agreements of Employees and Officers.  No officer or key employee of  Auleron is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, including, without limitation, any restrictions in connection with any previous employment of any such person, which adversely affects, or in the future may adversely affect, the right of any such person to participate with Propell in the development, marketing or licensing of Auleron’s assets or services.

3.23  Confidentiality Agreements.  Annexed hereto as Schedule 3.23 is a true and complete list of all confidentiality agreements between Auleron and any third parties relating to Auleron’s assets or services.

3.24  Validity of Assignment.  Auleron's rights and obligations under all agreements to be assigned hereby to Propell are assignable as contemplated by this Agreement and will be duly and validly assigned to Propell on the Closing Date; such assignment will not give rise to the ability of any other party to such agreements to terminate such agreements or to otherwise modify the rights and obligations thereunder; and such assignments will not result in any liability being imposed on Propell other than to perform its assumed obligations under such agreements after the Closing.

3.25  Taxes.  Auleron has filed, or caused to be filed, with the appropriate  U.S. federal, state, local and foreign governmental agencies all required tax and information returns and has paid, caused to be paid or accrued all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable.  Except as described on Schedule 3.25, Auleron has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; Auleron is not a party, directly or indirectly, to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Auleron, directly or indirectly; nor has Auleron executed a waiver of any statute of limitations with respect thereto.  Auleron has paid, or caused to be paid, or adequately reserved for, all applicable corporate income or franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes.  Auleron has duly filed, or caused to be filed, all reports or returns relating to or covering any such taxes or other charges which are due or required to be filed at the date hereof and no extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

3.26  Insurance.  All property, real, personal and mixed, owned or leased by Auleron is insured for the benefit of Auleron in amounts deemed adequate by Auleron’s management against all risks customarily insured against by persons operating businesses similar to those of Auleron in the localities where such properties are located.  Schedule 3.26 annexed hereto contains a complete list of all policies of insurance held by Auleron, showing for each policy (i) the owner, (ii) the coverage, (iii) the amount of premium properly allocable thereto, (iv) the name of the insurer, (v) the termination date of the policy and (vi) all claims made thereunder.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Auleron has not failed to give any notice or present any claim thereunder in a due and timely fashion.

3.27 Brokers. No Person has acted as broker, finder, or investment advisor for Auleron in connection with this Agreement or has entered into any Contract with Auleron to act as such.

3.28. Financial Condition. Since December 31, 2007, there have been no material adverse changes in the business or in the financial condition of Auleron, other than changes in the ordinary course of business which in the aggregate would not have a material adverse effect on the business or prospects of Auleron.

ARTICLE IV
PROPELL REPRESENTATIONS

Propell represents to the other parties to this Agreement as of the date of this Agreement and as of the Closing Date as follows:

4.1 Organization and Good Standing. Propell  is an entity duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. Propell is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of Propell.

4.2 Authority. Propell has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of the agreement by Propell and performance by it of its obligations hereunder has been duly authorized by the board of directors and shareholders of Propell and no other proceedings on the part of Propell are necessary with respect thereto.

4.3 Enforceability. This Agreement constitutes the valid and binding obligation of Propell, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

4.4 Consents. Propell is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

4.5 No Violations. Execution and delivery by Propell of this Agreement and performance of its obligations hereunder do not (1) violate any provision of its organizational documents as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of it properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (3) contravene, conflict with, or violate any Law or Order to which it is subject.

4.6 Brokers. No Person has acted as broker, finder, or investment advisor for Propell in connection with this Agreement or has entered into any Contract with Propell to act as such.

4.7 Capitalization. The capitalization of Propell immediately following the transactions described in this Agreement will be as reflected on Exhibit A.

ARTICLE V
CERTAIN PRE-CLOSING CONDITIONS

6.1  Equity Raise. The obligations of Mountain Capital and Auleron to consummate the Mergers shall be subject to the fulfillment or written waiver by Mountain Capital and Auleron, at or prior to the Closing, of the following condition: (a) an equity raise by Propell of no less than $500,000.

ARTICLE VI
CERTAIN POST-CLOSING OBLIGATIONS

6.1 SEC Filings. Propell agrees to use its commercially reasonable efforts to file a Form S-1 (or other appropriate form of registration statement) under the Securities Act no later than 60 days from the Closing registering all the shares of common stock of Propell then outstanding other than the shares held by the Bernstein Family Trust, John Wolf, Maui Holdings LLC, Paul Scaptici, Jim Wallace, Lane Folliott, James Graham and The Guild.

6.2 Mountain Capital Financials. Mountain Capital shall prepare and deliver to Propell promptly following the Closing all financial statements of Mountain Capital, both audited and unaudited, that Commission rules and regulations require be included in the registration statement referenced in Section 6.1 above. Mountain Capital shall prepare and deliver any other information, materials and documents that Commission rules require or Propell reasonably determines necessary for Propell to file the registration statement. Mountain Capital shall otherwise cooperate with Propell in connection with the preparation of the registration statement and any amendments thereto.

6.3 Auleron Financials. Auleron shall prepare and deliver to Propell promptly following the Closing all financial statements of Auleron, both audited and unaudited, that Commission rules and regulations require be included in the registration statement referenced in Section 6.1 above. Auleron shall prepare and deliver any other information, materials and documents that Commission rules require or Propell reasonably determines necessary for Propell to file the registration statement. Auleron shall otherwise cooperate with Propell in connection with the preparation of the registration statement and any amendments thereto.

6.4 Board of Directors. Propell agrees to appoint a board of directors consisting of a majority of independent directors, as defined by NASDAQ rule, once Propell’s shares of common stock are approved for quotation on the OTC-Bulletin Board. In connection therewith, the former members of Mountain Capital and Auleron shall have the right to nominate one independent board member, whose nomination shall be subject to veto by the full board only upon reasonable grounds. If a nomination is vetoed, the former members of Mountain Capital and Auleron shall have the right to nominate a new board nominee. The former members of Mountain Capital and Auleron shall have the right to nominate one independent board member as provided above for as long as (i) James Graham, Paul Scapatici, Jim Wallace and Lane Folliott own in the aggregate 10% of Propell, on a fully diluted basis and (ii) at least one of the other initial shareholders of Propel immediately following the mergers with Mountain Capital and Auleron remains a shareholder of Propell.

6.5 Public Announcements. The parties to this Agreement shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement. Mountain Capital and Auleron shall not issue any such press release or make any such public statement without the prior written consent of Propell.

6.6 Propell Preferred Stock. Until Propell completes its initial public offering, Propell may not issue a series of preferred stock unless the terms and conditions of that series of preferred stock are previously approved in writing by Paul Scapatici and James Graham.

ARTICLE VII
THE CLOSING

7.1 Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at Lehman & Eilen LLP in Boca Raton, Florida at 10:00 A.M. on April 15, 2008 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).

7.2 Deliveries by Mountain Capital to Propell. At or before the Closing, Mountain Capital shall deliver to Propell the following:

(1)        resolutions adopted by the members of Mountain Capital authorizing Mountain Capital to execute and deliver this Agreement and to perform its obligations hereunder; and

(2)        resolutions adopted by the board of directors of Mountain Capital authorizing Mountain Capital to execute and deliver this Agreement and to perform its obligations hereunder

7.3 Deliveries by Auleron to Propell. At or before the Closing, Auleron shall deliver to Propell the following:

(1)        resolutions adopted by the members of Auleron authorizing Auleron to execute and deliver this Agreement and to perform its obligations hereunder; and

(2)        resolutions adopted by the board of directors of Auleron authorizing Auleron to execute and deliver this Agreement and to perform its obligations hereunder

7.4 Deliveries by Propell to Other Parties. At or before the Closing, Propell shall deliver to the other parties to this Agreement the following:

(1)        certificates representing the shares of Propell’s common stock issuable in the Mergers;

(2)        resolutions adopted by the shareholders of Propell authorizing Propell to execute and deliver this Agreement and to perform its obligations hereunder; and

(3)        resolutions adopted by the board of directors of Propell authorizing Propell to execute and deliver this Agreement and to perform its obligations hereunder.

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnification of Propell by Mountain Capital. Subject to the limitations set forth in these sections, Mountain Capital shall indemnify Propell against all Indemnifiable Losses arising out of or relating to any one or more of (1) any inaccuracy in any representation made by Mountain Capital in this Agreement and (2) any breach by Mountain Captial of any of its obligations under this Agreement.

8.2 Indemnification of Propell by Auleron. Subject to the limitations set forth in these sections, Auleron shall indemnify Propell against all Indemnifiable Losses arising out of or relating to any one or more of (1) any inaccuracy in any representation made by Auleron in this Agreement and (2) any breach by Auleron of any of its obligations under this Agreement.

8.3 Time Limitations. (a) If the Closing occurs, Mountain Capital will have no liability with respect to any representation made by it, or any obligation to be performed or complied with by it prior to the Closing Date, under this Agreement unless on or before the date two years from the Closing, Propell notifies Mountain Capital of a claim with respect thereto, specifying the factual basis of that claim in reasonable detail.

(b) If the Closing occurs, Auleron will have no liability with respect to any representation made by it, or any obligation to be performed or complied with by it prior to the Closing Date, under this Agreement unless on or before the date two years from the Closing, Propell notifies Auleron of a claim with respect thereto, specifying the factual basis of that claim in reasonable detail.

8.4 Right to Rely Despite Investigation. Propell is entitled to rely fully upon the representations of  Mountain Capital or Auleron contained in this Agreement, despite in each instance any right of Propell to investigate fully the affairs of Mountain Capital or Auleron, as applicable, and any knowledge of facts determined or determinable by Propell as a result of its investigation or right of investigation.

8.5 Propell is entitled to seek indemnification under this article only when the aggregate of its Indemnifiable Losses exceeds $10,000, whereupon the Indemnitor shall indemnify Propell from the first dollar of its Indemnifiable Losses.

8.6 Limitation of Indemnity Obligations. The aggregate obligations of an Indemnitor under this article is limited to $50,000, except that its obligations are unlimited with respect to any Indemnifiable Loss arising out of or relating to fraud or willful misconduct by it.

8.7 Exclusivity. The rights and remedies stated in this article constitute the exclusive rights and remedies of Propell in respect of the matters indemnified under sections these sections.

8.8 Party Claims. (a) An Indemnitee shall notify each Indemnitor in writing, and with reasonable promptness, of any claim (a “Claim”).

(b) In the notice delivered under section 8.9(a), an Indemnitee shall include the following:

(1)        a description of any claim, or any event, or fact known to the Indemnitee that gives rise or may give rise to a claim, by the Indemnitee against an Indemnitor under this Agreement, including the nature and basis of the claim, event, or fact and the amount of any claim, to the extent known; and

(2)        the following statement:

The Indemnitee’s claim is conclusively deemed a liability of the Indemnitor if the Indemnitor does not dispute its liability by written notice to the Indemnitee before the end of the 30-day period following delivery to the Indemnitor of the notice of this claim.

(c) It is a condition to an Indemnitor’s obligation to indemnify an Indemnitee with respect to a Claim that the Indemnitee perform its obligations under sections 8.9(a) and 8.9 (b), but failure to satisfy that condition relieves an Indemnitor of its obligation to indemnify with respect to a Claim only to the extent that the Indemnitor actually has been prejudiced by the Indemnitee’s failure to give notice as required.

(d) An Indemnitor has the right, by written notice, for a 30-day period, to dispute its liability to an Indemnitee with respect to a Claim. The 30-day period begins the day after delivery to the Indemnitor of the Indemnitee’s notice under section 8.9 (a) and ends at midnight at the end of the 30th day.

(e) If an Indemnitor timely disputes its liability to an Indemnitee with respect to a Claim, the Indemnitor and the Indemnitee shall negotiate in good faith to resolve the dispute.

(f) The Claim described in the notice is conclusively deemed a Loss of an Indemnitor if (1) the Indemnitee has provided the Indemnitor notice in accordance with these sections the Indemnitor does not dispute its liability as provided in these sections.

(g) If a Claim has been deemed a Loss in accordance with section 8.9(f), the Indemnitor shall pay the amount of the Loss to the Indemnitee (1) on demand or (2) on the later date when the amount of the Loss (or a portion of it) becomes finally determined if the Indemnitee estimated the amount of the Loss (or any portion of it) in its notice.

(h) In addition to making the payment under section 8.9 (g), the Indemnitor shall make any other payments required by this article, including, without limitation, the payment of the Indemnitee’s Litigation Expenses.

8.9 Non-Party Claims. (a) If any Person other than a party to this Agreement brings any Proceeding against an Indemnitee (a “Non-Party Claim”) with respect to which an Indemnitor may have liability, the Indemnitee must promptly notify the Indemnitor in writing of the Non-Party Claim and deliver to the Indemnitor a copy of the claim, process, and all legal pleadings with respect to the Non-Party Claim. Receipt of this notice is a condition to the Indemnitor’s liability with respect to the Non-Party Claim.

(b) If an Indemnitor wishes to assume the defense of the Non-Party Claim, it must do so by sending notice of the assumption to the Indemnitee. The Indemnitor’s assumption of the defense acknowledges its obligation to indemnify. Promptly after sending the notice, the Indemnitor shall choose and employ independent legal counsel of reputable standing. After sending the notice, the Indemnitor is entitled to contest, pay, settle or compromise the Non-Party Claim as it determines.

(c) An Indemnitee is entitled to participate in the defense of a Non-Party Claim and to defend a Non-Party Claim with counsel of its own choosing and without the participation of the Indemnitor if (1) the Indemnitor fails or refuses to defend the Non-Party Claim on or before the 60th day after the Indemnitee has given written notice to the Indemnitor of the Non-Party Claim or (2) representation of the Indemnitor and the Indemnitee by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

(d) The Indemnitor shall pay for the Litigation Expenses incurred by the Indemnitee to and including the date the Indemnitor assumes the defense of the Non-Party Claim. Upon the Indemnitor’s assumption of the defense of the Non-Party Claim, the Indemnitor’s obligation ceases for any Litigation Expenses the Indemnitee subsequently incurs in connection with the defense of the Non-Party Claim, except that the Indemnitor is liable for the Indemnitee’s Litigation Expenses if (1) the Indemnitee has employed counsel in accordance with these sections the Indemnitor has authorized in writing the employment of counsel and stated in that authorization the dollar amount of Litigation Expenses for which the Indemnitor is obligated.

(e) If an Indemnitor assumes the defense of a Non-Party Claim, it may not effect any compromise or settlement of the Non-Party Claim without the consent of the Indemnitee, and the Indemnitee has no liability with respect to any compromise or settlement of any Non-Party Claim effected without its consent, except that an Indemnitor may effect a compromise or settlement of any Non-Party Claim without an Indemnitee’s consent if the following three conditions are met: (1) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee; (2) the sole relief provided is monetary damages that are paid in full by the Indemnitors; and (3) the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s release of the Indemnitee, in form and substance satisfactory to the Indemnitee, from all liability in respect of the Non-Party Claim.

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated as follows, at any time prior to the Closing:

(1)        by written agreement of the parties;

(2)        by either party if the Closing has not occurred by the date for the Closing stated in this Agreement, except that the right to terminate this Agreement in accordance with this clause (2) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to that date;

(3)        by either party if a Governmental Authority issues a nonappealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, except that the right to terminate this Agreement pursuant to this clause (3) will not be available to any party whose failure to comply with this Agreement has contributed materially to the issuance of that Order;

(4)        by Propell, if any representation of Mountain Capital set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date;  and

(5)        by Propell, if any representation of Auleron set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date.

9.2 Effect of Termination. If this Agreement is terminated in accordance with section 10.1, all provisions of this Agreement will cease to have any effect, except that if this Agreement is terminated by a party because another party fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement or because any representation of another party set forth in this Agreement was inaccurate when made or becomes inaccurate such that the representations are inaccurate on the Closing Date, the terminating party’s right to indemnification will survive that termination unimpaired.

ARTICLE X
DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

 “Consent” means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization.

“Contract” means any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.

 “GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

 “Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.

“Indemnitee” means one that is indemnified.

“Indemnitor” means any Person against whom an Indemnitee makes a claim for indemnification under this article.

“Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other mater if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means, as to any Person, all debts, adverse claims, liabilities, and obligations, direct, indirect, absolute, or contingent, of that Person, whether accrued, vested, or otherwise, whether in contract, tort, strict liability, or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in that Person’s balance sheets or other books and records.

 “Litigation Expense” means any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification under this article, including, without limitation, in each case, attorneys’ fees, other professionals’ fees, and disbursements.

“Loss” means any liability, loss, claim, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, fines, fees and penalties or other charge, other than a Litigation Expense.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or authority or any other entity.

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding, whether at law or in equity, civil or criminal in nature, before a Governmental Authority.

“Reasonable Efforts” means, with respect to a given goal, the efforts that a reasonable person in the position of the promisor would make so as to achieve that goal as expeditiously as possible.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

 “Taxes” means all taxes, duties, assessments or charges, including without limitation income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, or any sewer, water, or other service charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any Governmental Authority having the power to tax.

ARTICLE XI
MISCELLANEOUS

11.1 Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to (1) taking such actions as are necessary to obtain any required Consents and (2) satisfying all conditions to Closing at the earliest possible time.

11.2 Transaction Costs. Except as expressly provided in this Agreement, each party shall pay its own fees and expenses (including without limitation the fees and expenses of its Representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

11.3 Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

11.4 Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

11.5 Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

11.6 Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

11.7 Further Assurances. Each of  Mountain Capital and Auleron shall execute and deliver such additional documents and instruments and perform such additional acts as Propell may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

11.8 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of Florida, County of Orange (District Court for the Ninth Judicial court, District of Orange), or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in section 12.9. Nothing in this section 12.8, however, affects the right of any party to serve legal process in any other manner permitted by law.

11.9 Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1)        personal delivery, in which case delivery will be deemed to occur the day of delivery;

(2)        certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(3)        next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

(b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Propell:

Propell Corporation

336 Bon Air Center No. 352

Greenbrae, CA 94904

Attention: Ed Bernstein

with a copy to:

Lehman & Eilen LLP
Mission Office Plaza

Suite 300

20283 State Road 7

Boca Raton, Fl. 33498
Attention: Hank Gracin, Esq.

If to Mountain Capital:

Mountain Capital

1927 Saranac Avenue, Suite 2

Lake Placid, NY 12946

Attention: Paul Scapatici

with a copy to:

Ishman Law Firm, P.C.
9660 Falls of Neuse Road

Suite 138-350

Raleigh, NC 27615
Attention: Mark W. Ishman

If to Auleron:

Auleron 2005 LLC

1927 Saranac Avenue, Suite 2

Lake Placid, NY 12946

Attention: Paul Scapatici

with a copy to:

Ishman Law Firm, P.C.

9660 Falls of Newuse Road

Suite 138-350

Raleigh, NC 27615

Attention:  Mark W. Ishman

11.10 References to Time. All references to a time of day in this Agreement are references to the time in the State of Florida.

11.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

11.12 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

11.13 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.  The undersigned are signing this Agreement on the date stated in the introductory clause.

PROPELL CORPORATION

By: /s/ Edward L. Bernstein

Name: Edward L.  Bernstein

Title: President

ARROW ACQUISITION CORPORATION

By:  /s/ Edward L. Bernstein

Name: Edward L. Bernstein

Title: President

AULERON 2005 ACQUISITION CORPORATION

By: /s/ Edward L. Bernstein

Name: Edward L. Bernstein

Title: President

MOUNTAIN CAPITAL, LLC

By: /s/ James Graham

Name: James Graham

Title: Director

By: /s/ Paul Scapatici

Name: Paul Scapatici

Title: Director

AULERON 2005, LLC

By: /s/ James Graham

Name: James Graham

Title: Director

By: /s/ Paul Scapatici

Name: Paul Scapatici

Title: Director

By: /s/ Jim Wallace

Name: Jim Wallace

Title: Director

The following Schedules have been omitted and will be furnished supplementally with the Securities and Exchange Commission upon request.

(1) Post-Merger Capitalization of Propell

(2) Stock Options to be received in Propell

(3) Certificate of Merger under New York law

(4) Certificate of Merger under Delaware law

(5) Schedule of Mountain Capital Consents

(2) Schedule of Mountain Capital Contracts

(3) Schedule of Mountain Capital Assets

(4) Schedule of Mountain Capital Property

(5) Schedule of Mountain Capital Patents

(6) Schedule of Mountain Capital Customers

(7) Mountain Capital Financial Statements

(8) Schedule of Mountain Capital Guarantees of Indebtedness

(9) Schedule of Mountain Capital Labor Relations

(10) Schedule of Mountain Capital transactions with affiliates

(11) Schedule of Mountain Capital Litigation

(12) Schedule of Mountain Capital Employment Contracts

(13) Schedule of Mountain Capital Confidentiality Agreements

(14) Schedule of Mountain Capital Taxes

(15) Schedule of Mountain Capital Insurance

(16) Schedule of Mountain Capital Policies of Insurance

(17) Schedule of Auleron Required Consents

(18) Schedule of Aueron Contracts

(19) Schedule of Auleron Assets

(20) Schedule of Auleron Property

(21) Schedule of Auleron Patents

(22) Schedule of Aueleron Customers

(23) Auleron Financial Statements

(24) Schedule of Auleron Guarantees

(25) Schedule of Auleron Employment Contracts

(26) Schedule of Auleron Transactions with Affiliates

(27) Schedule of Auleron Litigation

(28) Schedule of Auleron Confidentiality Agreements

(29) Schedule of Auleron Taxes

(30) Schedule of Auleron Insurance Policies